Exhibit 4.3

NAVISTAR INTERNATIONAL CORPORATION

9 3/8% SENIOR NOTES DUE 2006

SECOND SUPPLEMENT TO INDENTURE
DATED AS OF JUNE 2, 2004,

BY AND AMONG

NAVISTAR INTERNATIONAL CORPORATION,
AS ISSUER,

INTERNATIONAL TRUCK AND ENGINE CORPORATION,
AS SUBSIDIARY GUARANTOR,

AND

BNY MIDWEST TRUST COMPANY,
AS TRUSTEE

SECOND SUPPLEMENT TO INDENTURE

This Second Supplement to Indenture is dated as of June 2, 2004 (the “Second Supplement”), by and among Navistar International Corporation, a Delaware corporation (the “Company”), International Truck and Engine Corporation, a Delaware corporation (“ITEC”), as Guarantor, and BNY Midwest Trust Company, an Illinois banking corporation, as trustee (the “Trustee”).  Capitalized terms used but not defined in this Second Supplement shall have the meanings ascribed to such terms in the Indenture (hereinafter defined).

WHEREAS, the Company, ITEC and the Trustee are parties to that certain Indenture, dated as May 31, 2001, and as amended by the First Supplement to Indenture, dated as of August 21, 2001, (as may be further amended and supplemented from time to time in accordance with its terms, the “Indenture”), with respect to the Company’s 9 3/8% Senior Notes due 2006 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that, when authorized by resolutions of its Board of Directors, the Company and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, enter into one or more indentures supplemental to the Indenture for the purpose of, among other things, changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders, subject to certain exceptions set forth therein;

WHEREAS, the Company has solicited consents from the Holders of the Notes with respect to the amendments to the Indenture effected by this Second Supplement pursuant to a Consent Solicitation Statement, dated May 11, 2004 (as amended, the “Consent Statement”);

WHEREAS, Holders of at least a majority in principal amount of the Notes outstanding have consented to the amendments to the Indenture effected by this Second Supplement;

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

INDENTURE AMENDMENTS

Section 1.01  Amendment to Certain Definitions.  (a) The definition of “Cash Equivalents” shall hereby be added and supplemented to Section 1.1 of the Indenture in the appropriate alphabetical location and shall read as follows:

“Cash Equivalents” means:

(1)  United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)  securities issued or directly and fully guaranteed or insured by the United States or Canadian government (both federal and provincial) or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

(3)  certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)  repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)  commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(6)  with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (6) are made in the ordinary course of business for cash management purposes;

(7)  demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory therof, provided that such commercial bank has, at the time of NIC’s or such Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or any

Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(8)  obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(9)  in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(10)  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) does not exceed twelve months on an aggregate basis.

(b)  The definition of “Permitted Investments” included in Section 1.1 of the Indenture shall be amended and supplemented by deleting such definition in its entirety and replacing it to read as follows:

“Permitted Investments” means:

(1)  Investments in Cash Equivalents;

(2)  [reserved]

(3)  [reserved]

(4)  deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(5)  any acquisition of the Capital Stock of any Person; provided, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of the Company;

(6)  trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(7)  endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(8)  any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

(9)  Investments received as consideration for an Asset Disposition in compliance with Section 3.13 herein;

(10)  Investments for which the sole consideration provided is Qualified Capital Stock of the Company; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of Section 3.12 herein;

(11)  loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(12)  Investments outstanding on the Issue Date;

(13)  Investments in the Company or a Wholly Owned Subsidiary;

(14)  Investments in securities of trade creditors, suppliers or customers received pursuant to any plan or reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer;

(15)  Investments in any Person after the Issue Date in an aggregate amount not in excess of $20.0 million at any one time outstanding; and

(16)  Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than the Company or an affiliate of the Company) organized under the laws of any State of the United States of America and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $50.0 million at any one time outstanding.

Section 1.02  Amendments to Section 3.12 of the Indenture.

(a)  The second clause (iii) of Section 3.12(a) of the Indenture shall hereby be amended by deleting such clause (iii) in its entirety and replacing it to read as follows:

“(iii) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after May 1, 2004 exceeds the sum (without duplication) of:

(A)  50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from May 1, 2004 through the last day of the Company’s most recently ended fiscal quarter for which financial statements are available; plus

(B)  100% of the aggregate net cash proceeds received after May 1, 2004, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of the Company and warrants, rights or opinions on Qualified Capital Stock of the Company (other than in respect of any such issuance to a Subsidiary of the Company) and the principal amount of Indebtedness of the Company or a Subsidiary of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company which Indebtedness was incurred after May 1, 2004; plus

(C)  in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after May 1, 2004, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; provided, that at the time any such Investment is made the Company delivers to the Trustee a resolution of the Board of Directors of the Company to the effect that, for purposes of this Section 3.12, such Investment constitutes a Restricted Payment made after May 1, 2004; plus

(D)  an amount equal to the sum of (1) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to the Company or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (2) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted

Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to May 1, 2004; plus

(E)  $100.0 million.”

(b)  Section 3.12(b) of the Indenture shall hereby be amended and supplemented by:  (i) deleting the “and” following the semicolon in clause (xiii) thereof, (ii) deleting the “.” at the end of clause (xiv) and replacing it with “; and” and (iii) adding the following clause (xv) immediately thereafter:

“(xv)  the repurchase, redemption or other acquisition of the 4.75% Subordinated Exchangeable Notes due 2009 originally issued by Navistar Financial Corporation to the extent that such 4.75% Subordinated Exchangeable Notes have been assumed by the Company in accordance with the terms of the indenture governing such 4.75% Subordinated Exchangeable Notes.”

Section 1.03  Future Calculations of Restricted Payments.  Notwithstanding any other provision of the Indenture, none of the (a) the repurchase or redemption by the Company of its 8% Senior Subordinated Notes due 2008, (b) the assumption by the Company of all of the obligations of Navistar Financial Corporation under the 4.75% Subordinated Exchangeable Notes, or (c) the repurchase or redemption of the 4.75% Subordinated Exchangeable Notes pursuant to clause (xv) of Section 3.12(b) of the Indenture as amended by this Second Supplement shall be included in any calculation of the amount of Restricted Payments the Company or any Restricted Subsidiary is permitted under Section 3.12 of the Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01  Instruments to be Read Together.  This Second Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture and this Second Supplement shall henceforth be read together.

Section 2.02  Confirmation.  The Indenture, as amended and supplemented by this Second Supplement, is in all respects confirmed and preserved.

Section 2.03  Counterparts.  This Second Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 2.04  Effectiveness.  This Second Supplement shall become effective immediately upon its execution in accordance with the provisions of Article IX of the Indenture.

Section 2.05  GOVERNING LAW.  THIS SECOND SUPPLEMENT SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENT.

Section 2.06  Disclaimer of Trustee’s Responsibility.  In executing this Second Supplement, the Trustee shall be entitled to all the privileges and immunities afforded to the Trustee under the terms and conditions of the Indenture.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to Indenture to be duly executed as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/Terry M. Endsley
Name:	Terry M. Endsley
Title:	Vice President and Treasurer

INTERNATIONAL TRUCK AND ENGINE CORPORATION

By:	/s/Terry M. Endsley
Name:	Terry M. Endsley
Title:	Vice President and Treasurer

BNY MIDWEST TRUST COMPANY

By:	/s/ D. G. Donovan
Name:	D. G. Donovan
Title:	Vice President